Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements listed below of our report dated March 15, 2012, relating to the consolidated financial statements of Cohen & Steers, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2011.

Form	Registration Statement No.	Description
S-8	333-118972	Cohen & Steers, Inc. 2004 Stock Incentive Plan Cohen & Steers, Inc. 2004 Employee Stock Purchase Plan
S-8	333-161228	Amended and Restated Cohen & Steers, Inc. 2004 Stock Incentive Plan
S-3	333-161230	Cohen & Steers, Inc. Registration Statement under Securities Act of 1933
/s/    DELOITTE & TOUCHE LLP
New York, New York
March 15, 2012